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                                                                                                            Exhibit 11
                                                      McDONALD'S CORPORATION
                                         STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
                                  (Dollars and shares in millions, except per common share data)



                                                                                              Quarters Ended March 31
                                                                                                1994           1993
                                                                                                ----           ----
         Net Income                                                                            $243.4         $218.3


         Preferred stock dividends (net of tax)                                                 (11.8)         (11.8)
                                                                                               -------        -------

         Net income available after preferred stock dividends (A)                               231.6          206.5


         Common stock dividends on assumed conversion of preferred stock                           .3             .3
                                                                                               -------        -------

         Net income available to common shareholders                                           $231.9         $206.8
                                                                                               =======        =======

         Weighted average number of common shares outstanding during the period (A)             353.8          361.5


         Additional shares related to potentially dilutive securities                            10.9           10.8
                                                                                               -------        -------

         Adjusted weighted average common shares                                                364.7          372.3
                                                                                               =======        =======

         Fully diluted net income per common share                                             $  .64         $  .56
                                                                                               -------        -------

         ---------------------

         NOTES:

         (A)  Refer to Condensed consolidated statement of income on page 4 and to Financial comments -
              Net income per common share on page 6 of this report.
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